Vanguard S&P 500 ETF

Supplement to the Prospectus and Summary Prospectus
Dated April 12, 2013

A one-for-two reverse share split of Vanguard 500 Index Fund ETF Shares occurred on October 24, 2013.

Prospectus Text Changes
The table on page 20 under Additional Information is replaced with the following:
Inception Date       9/7/2010 (Investor Shares 8/31/1976)
Suitable for IRAs    Yes
Vanguard Fund Number 968
CUSIP Number         922908363

2013 The Vanguard Group, Inc. All rights reserved.
U.S. Patent Nos. 6,879,964; 7,337,138; 7,720,749; 7,925,573; 8,090,646;
and 8,417,623.
Vanguard Marketing Corporation, Distributor. PS 968A 102013